Exhibit 23.1


Silberstein Ungar, PLLC CPAs and Business Advisors
Phone (248) 203-0080
Fax (248) 281-0940
30600 Telegraph Road, Suite 2175
Bingham Farms, MI 48025-4586
www.sucpas.com


June 18, 2014


CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Board of Directors
Innovative Product Opportunities, Inc.
Mississauga, Ontario, Canada


To Whom It May Concern:

Silberstein Ungar, PLLC hereby consents to incorporation by reference in the Form S-8, Registration Report under the Securities Act of 1933, filed by Innovative Product Opportunities Inc. of our report dated April 12, 2014, relating to the financial statements of Innovative Product Opportunities Inc. as of and for the year ending December 31, 2013 and for the period from April 3, 2009 (inception) to December 31, 2013..

Sincerely,

/s/Silberstein Ungar, PLLC

Silberstein Ungar, PLLC

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